EXHIBIT 21


         Wilmington Trust Corporation has only three direct subsidiaries, Wilmington Trust Company, a Delaware-chartered bank and trust company, Wilmington Trust of Pennsylvania, a Pennsylvania-chartered bank and trust company, and Wilmington Trust FSB, a Federally-chartered savings bank headquartered in Maryland. Wilmington Trust Company has the following subsidiaries:

    NAME                                                 JURISDICTION

1.      Brandywine Insurance Agency, Inc.                  Delaware

2.      Brandywine Finance Corporation                     Delaware

3.      Brandywine Life Insurance Company, Inc.            Delaware

4.      Compton Realty Corporation                         Delaware

5.      Drew-I, Ltd.                                       Delaware

6.      Drew-VIII, Ltd.                                    Delaware

7.      Delaware Corporate Management, Inc.                Delaware

8.      Holiday Travel Agency, Inc.                        Delaware

9.      100 West Tenth Street Corporation                  Delaware

10.     Rockland Corporation                               Delaware

11.     Rodney Square Distributors, Inc.                   Delaware

12.     Rodney Square Management Corporation               Delaware

13.     Siobain VI, Ltd.                                   Delaware

14.     WTC Corporate Services, Inc.                       Delaware

15.     WTC Pennsylvania Corp.                             Pennsylvania

16.     W.T. Investments, Inc.                             Delaware

17.     Wilmington Brokerage Services Company              Delaware

18.     Wilmington Capital Management, Inc.                Delaware

19.     Wilmington Trust Commercial Services Company       Maryland